Execution Version

INTERIM MASTER ADVISORY FEE WAIVER AGREEMENT

This INTERIM MASTER ADVISORY FEE WAIVER AGREEMENT (“Agreement”) is dated as of September 10, 2026, by and between VALIC COMPANY I (the “Company”), on behalf of each of its series from time to time set forth in Schedule A attached hereto (each, a “Fund” and collectively, the “Funds”), severally and not jointly, and THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas corporation (the “Adviser”).

WITNESSETH:

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company, and is organized as a Maryland corporation, and each Fund is a series of the Company; and

WHEREAS, the Adviser and the Company are parties to that certain Interim Investment Advisory Agreement, dated September 10, 2026 (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), pursuant to which the Adviser serves as the investment adviser to each Fund; and

WHEREAS, the Company, on behalf of each Fund, pays the Adviser as compensation for services provided to the Funds, an advisory fee at the annual rate set forth in the Advisory Agreement (the “Advisory Fee”); and

WHEREAS, the Adviser has agreed to waive a portion of its Advisory Fee under the Advisory Agreement with respect to certain Funds (the “Fee Waiver”). The Company, on behalf of such Funds, and the Adviser, therefore, wish to enter into this Agreement to effect the Fee Waiver for the Funds on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

Fee Waiver. During the Term (as defined in Section 2 below), the Adviser shall waive a portion of its Advisory Fee under the Advisory Agreement with respect to each Fund so that the Advisory Fee payable by the Fund is equal to the rate set forth in Schedule A attached hereto.

2.

Term; Termination. The term of the Fee Waiver with respect to a Fund shall begin on the effective date hereof of this Agreement (or on the date on which a Fund is added to Schedule A, if later, pursuant to Section 4, or on such other date as set forth on Schedule A) and shall continue in effect until the close of business on the date set forth on Schedule A (or such other date as agreed to in writing between the Adviser and the Company) (“Term”) unless the Fee Waiver is earlier terminated with respect to such Fund by the Board of Directors of the Company (the “Board”), including a majority of the independent directors. Independent directors are directors who are not deemed to be “interested persons” of the Company, as defined under Section 2(a)(19) of the Investment Company Act of 1940, as amended.

The Term of the Fee Waiver with respect to a Fund may be continued from year to year thereafter provided each such continuance is agreed to by the Adviser. Upon termination of the Advisory Agreement with respect to a Fund, this Agreement shall automatically terminate with respect to such Fund.

3.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law.

4.

Amendments. This Agreement may be amended by mutual consent of the parties hereto in writing. Schedule A to this Agreement may be amended from time to time to reflect the termination and/or modification of any Fee Waiver with respect to a Fund or class thereof or the addition of a Fund. With respect to any Fund that is added to Schedule A hereto after the date of this Agreement, this Agreement shall become effective with respect to such Fund on the date Schedule A is amended to reflect the addition of the Fund under this Agreement, subject to obtaining the requisite approval from the Board.

5.

Headings. The headings in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

6.	Entire Agreement. This Agreement constitutes the whole agreement between the parties and supersedes any previous fee waiver agreement relating to the Funds covered by this Agreement.

7.

Notices. All notices required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate party at the address specified below, or such other address as may be specified by such party in writing in accordance with this Section, and shall be deemed to have been properly given when delivered or mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, or by reputable courier service:

If to the Company: VALIC Company I 2919 Allen Parkway Houston, TX 77019 Attention: General Counsel	With a copy to: The Variable Annuity Life Insurance Company 2919 Allen Parkway Houston, TX 77019 Attention: General Counsel

If to the Adviser: The Variable Annuity Life Insurance Company 2919 Allen Parkway Houston, TX 77019 Attention: General Counsel

8.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ Kevin Adamson
Name:	Kevin Adamson
Title:	Senior Vice President

VALIC COMPANY I, on behalf of its series listed on Schedule A

By:	/s/ Donna McManus
Name:	Donna McManus
Title:	Treasurer

[Signature Page to VC I Interim Master Advisory Fee Waiver Agreement]

Schedule A

Master Advisory Fee Waiver Agreement

(Dated as of September 10, 2026)

Fund Name	Advisory Fee Payable (based on average daily net assets)	Expiration Date
Aggressive Allocation Lifestyle Fund	0.07% on all assets	September 30, 2027
Asset Allocation Fund	0.450% on the first $300 million 0.425% on the next $200 million 0.400% over $500 million	September 30, 2027
Conservative Allocation Lifestyle Fund	0.07% on all assets	September 30, 2027
Core Bond Fund	0.470% on the first $200 million 0.420% on the next $300 million 0.370% over $500 million	September 30, 2027
Dividend Value Fund	Effective September 10, 2026 0.60% on the first $250 million 0.57% on the next $250 million 0.52% on the next $500 million 0.47% over $1 billion	September 28, 2026
	Effective September 29, 2026 0.59% on the first $250 million 0.56% on the next $250 million 0.51% on the next $500 million 0.46% over $1 billion	September 30, 2027
Global Real Estate Fund	Effective September 10, 2026 0.74% on the first $250 million 0.69% on the next $250 million 0.64% over $500 million	September 28, 2026
	Effective September 29, 2026 0.71% on the first $250 million 0.66% on the next $250 million 0.61% over $500 million	September 30, 2027
Global Strategy Fund	0.44% on the first $500 million 0.40% over $500 million	September 30, 2027
Government Securities Fund	0.385% on the first $250 million 0.335% on the next $250 million	September 30, 2027

A-1

0.285% on the next $500 million 0.235% over $1 billion
Growth Fund	0.57% on the first $500 million 0.51% on the next $500 million 0.48% on the next $500 million 0.45% over $1.5 billion	September 30, 2027
Inflation Protected Fund	0.405% on the first $250 million 0.355% on the next $250 million 0.305% over $500 million	September 30, 2027
International Equities Index Fund	0.315% on the first $500 million 0.215% on the next $500 million 0.205% over $1 billion	September 30, 2027
International Government Bond Fund	0.44% on the first $250 million 0.39% on the next $250 million 0.34% on the next $500 million 0.29% over $1 billion	September 30, 2027
International Growth Fund	0.69% on the first $250 million 0.64% on the next $250 million 0.59% on the next $500 million 0.54% over $1 billion	September 30, 2027
International Opportunities Fund	0.87% on the first $100 million 0.77% on the next $650 million 0.72% over $750 million	September 30, 2027
International Socially Responsible Fund	0.410% on the first $500 million 0.385% on the next $500 million 0.360% over $1 billion	September 30, 2027
International Value Fund	0.66% on the first $250 million 0.61% on the next $250 million 0.56% on the next $500 million 0.51% over $1 billion	September 30, 2027
Large Cap Core Fund	0.55% on the first $750 million 0.50% over $750 million	September 30, 2027
Mid Cap Index Fund	0.335% on the first $500 million 0.235% on the next $2.5 billion 0.185% on the next $2.0 billion 0.135% over $5.0 billion	September 30, 2027
Mid Cap Value Fund	Effective September 29, 2026 0.730% on the first $100 million 0.705% on the next $150 million	September 30, 2027

A-2

0.680% on the next $250 million 0.655% on the next $250 million 0.630% on assets over $750 million
Moderate Allocation Lifestyle Fund	0.07% on all assets	September 30, 2027
NASDAQ-100® Index Fund	0.32% on the first $250 million 0.30% on the next $250 million 0.28% over $500 million	September 30, 2027
Science & Technology Fund	0.85% on the first $500 million 0.80% over $500 million	September 30, 2027
Small Cap Core Fund	0.64% on the first $500 million 0.59% over $500 million	September 30, 2027
Small Cap Growth Fund	0.80% on the first $100 million 0.75% over $100 million	September 30, 2027
Small Cap Index Fund	0.29% on the first $500 million 0.19% on the next $2.5 billion 0.14% on the next $2.0 billion 0.09% over $5 billion	September 30, 2027
Stock Index Fund	0.265% on the first $500 million 0.165% on the next $2.5 billion 0.115% on the next $2 billion 0.065% over $5.0 billion	September 30, 2027
Systematic Core Fund	0.530% on the first $500 million 0.505% over $500 million	September 30, 2027
Systematic Growth Fund	0.580% on the first $250 million 0.555% on the next $250 million 0.530% on the next $300 million 0.505% on the next $200 million 0.450% over $1 billion	September 30, 2027
Systematic Value Fund	0.56% on the first $250 million 0.51% on the next $250 million 0.46% on the next $500 million 0.41% over $1 billion	September 30, 2027
U.S. Socially Responsible Fund	0.23% on the first $1 billion 0.22% over $1 billion	September 30, 2027

A-3